EXHIBIT 99.1

TTM Technologies, Inc. Reports Fourth Quarter and Fiscal Year 2011 Results

SANTA ANA, Calif., Feb. 7, 2012 (GLOBE NEWSWIRE) -- TTM Technologies, Inc. (Nasdaq:TTMI), a major global printed circuit board (PCB) manufacturer, today reported results for the fourth quarter and fiscal year 2011, which ended December 31, 2011.

Fourth Quarter 2011 Highlights

  Net sales were $361.5 million
  GAAP net income attributable to stockholders was $8.4 million, or $0.10 per diluted share
  Excluding a goodwill impairment charge recorded in the fourth quarter, GAAP net income attributable to stockholders was $21.0 million, or $0.26 per diluted share
  Non-GAAP net income attributable to stockholders was $27.7 million, or $0.34 per diluted share
  Gross margin was 19.7 percent

Fiscal Year 2011 Highlights

  Net sales increased to $1.4 billion from $1.2 billion in fiscal year 2010
  GAAP net income attributable to stockholders was $39.1 million, or $0.48 per diluted share
  Excluding the goodwill and asset impairment charges recorded in 2011, GAAP net income attributable to stockholders was $99.1 million, or $1.21 per diluted share
  Non-GAAP net income attributable to stockholders was $124.8 million, or $1.52 per diluted share
  Gross margin was 21.1 percent

Financial Results

Net sales for the fourth quarter increased to $361.5 million from $358.3 million in the third quarter.

Operating income for the fourth quarter decreased to $17.6 million compared to operating income of $36.3 million in the third quarter.

Included in operating results for the fourth quarter of 2011 was a non-cash goodwill impairment charge of $15.2 million at the company's backplane assembly plant in Shanghai, China.

GAAP net income attributable to stockholders for the fourth quarter was $8.4 million, or $0.10 per diluted share, compared to net income attributable to stockholders of $24.5 million, or $0.30 per diluted share, for the third quarter.

On a non-GAAP basis, net income attributable to stockholders for the fourth quarter was $27.7 million, or $0.34 per diluted share. This compares to non-GAAP net income attributable to stockholders of $31.0 million, or $0.38 per diluted share, in the third quarter.

Adjusted EBITDA, which adds back asset impairments, for the fourth quarter was $60.2 million, or 16.6 percent of net sales, compared to adjusted EBITDA of $59.3 million, or 16.5 percent of net sales, for the third quarter.

"Our fourth quarter financial results were in line with our outlook with revenue towards the high end of our guidance range.  Performance in each of our end markets was generally consistent with expectations," said Kent Alder, President and CEO of TTM.  "We experienced continued solid demand for advanced HDI PCBs, which are used in the production of high-growth products such as touchpad tablets, smartphones and, more recently, e-readers.  Advanced HDI products continued to represent a growing part of our overall product mix, and we expect this trend to continue.  The shift in product mix helped offset the softer demand environment the industry experienced for conventional multilayer PCBs during the second half of the year."

"We remain confident that we are targeting the right, diverse group of customers and end markets. We are also increasing our product diversification with key customers. Our global footprint is expanding our customer engagements and helping us grow market share," continued Alder.

Net sales for fiscal year 2011 increased to $1.4 billion from $1.2 billion in fiscal year 2010.

Operating income for fiscal year 2011 decreased to $91.1 million from $125.6 million in fiscal year 2010. Included in operating results for 2011 were non-cash goodwill and asset impairment charges of $63.3 million. Excluding these charges, operating income for fiscal year 2011 was $154.4 million.

GAAP net income attributable to stockholders for fiscal year 2011 was $39.1 million, or $0.48 per diluted share, compared to $71.5 million, or $1.01 per diluted share, for fiscal year 2010.

On a non-GAAP basis, net income attributable to stockholders for fiscal year 2011 was $124.8 million, or $1.52 per diluted share. This compares to fiscal year 2010 non-GAAP net income attributable to stockholders of $105.5 million, or $1.49 per diluted share.

Adjusted EBITDA for fiscal year 2011 was $250.2 million, or 17.5 percent of net sales, compared to $194.2 million, or 16.5 percent of net sales, for fiscal year 2010.

Please refer to the tables below for a reconciliation of GAAP and non-GAAP net income attributable to stockholders as well as adjusted EBITDA.

"We were pleased to achieve record revenue in 2011 despite an increasingly challenging macroeconomic environment. We remain confident that the underlying long-term drivers for advanced technology PCBs – including the proliferation of converged mobile and media devices and the surge of networking applications – will continue to propel the industry forward. We are well positioned to capitalize on these growth opportunities. Based on customer input, prospects for the second half of 2012 remain strong," concluded Alder.

Temporary Plant Closure

The Company also today announced that it will temporarily close its SYE plant located in Dongguan, China for repairs and upgrades to the facility. TTM expects to transfer the majority of SYE's production and many of the employees to other facilities located in South China and expects to provide continuous support to its customers with minimal interruption.

The Company expects to spend approximately $6 million for the maintenance and repair work and expects the project to be completed by the end of the second quarter of 2012. TTM anticipates a reduction of revenue of about $3 million to $6 million for each of the first two quarters of 2012 due to the transition of production to other facilities. Costs associated with this project are expected to have a slight impact on margins in the first half of 2012. The Company anticipates production at the SYE facility to resume during the third quarter of 2012.

Business Outlook

The Company's guidance for the first quarter of 2012 primarily reflects normal seasonality and lower utilization of the Company's conventional PCB facilities in Asia. For the first quarter, TTM estimates revenue will be in the range of $310 million to $330 million, GAAP earnings attributable to stockholders in a range from $0.11 to $0.20 per diluted share and non-GAAP earnings attributable to stockholders in a range from $0.19 to $0.28 per diluted share.

To Access the Live Webcast/Conference Call

The company will host a conference call and webcast to discuss the fourth quarter and fiscal year 2011 results and the first quarter outlook on Tuesday, February 7, 2012, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time).

Telephone access is available by dialing domestic 1-888-549-7880 or international 1-480-629-9644. The conference also will be webcast on TTM Technologies' website at www.ttmtech.com.

To Access a Replay of the Webcast

The webcast will be available for replay until February 14, 2012, on TTM Technologies' website at www.ttmtech.com.

About Our Non-GAAP Financial Measures

This release includes information about the Company's non-GAAP net income attributable to stockholders and non-GAAP earnings per share attributable to stockholders, which are non-GAAP financial measures. Management believes that both measures -- which add back amortization of intangibles, stock-based compensation expense, non-cash interest expense on debt, asset impairments, restructuring and other charges as well as the associated tax impact of these charges -- provide additional useful information to investors regarding the Company's ongoing financial condition and results of operations.

A material limitation associated with the use of the above non-GAAP financial measures is that they have no standardized measurement prescribed by GAAP and may not be comparable to similar non-GAAP financial measures used by other companies. The Company compensates for these limitations by providing full disclosure of each non-GAAP financial measure and reconciliation to the most directly comparable GAAP financial measure. However, the non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Safe Harbor Statement

This release contains forward-looking statements that relate to future events or performance. These statements reflect the company's current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the company's dependence upon the electronics industry, contemplated significant capital expenditures and related financing requirements, the Company's ability to integrate and manage its Asia Pacific operations, the company's dependence upon a small number of customers, the unpredictability of and potential fluctuation in future revenues and operating results and other "Risk Factors" set forth in the company's most recent SEC filings.

About TTM

TTM Technologies, Inc. is a major global printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs and the backplane and sub-system assembly business. TTM stands for time-to-market, representing how the company's time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttmtech.com.

The TTM Technologies logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5691

TTM TECHNOLOGIES, INC.
Selected Unaudited Financial Information
(In thousands, except per share data)

	Fourth Quarter		Third Quarter	Full Year
	2011	2010	2011	2011	2010

CONSOLIDATED STATEMENTS OF OPERATIONS

Net sales	$ 361,460	$ 373,391	$ 358,261	$ 1,428,639	$ 1,179,671
Cost of goods sold	290,082	283,388	287,587	1,127,326	925,266

Gross profit	71,378	90,003	70,674	301,313	254,405

Operating expenses:
Selling and marketing	9,867	9,460	8,668	36,891	34,345
General and administrative	24,178	23,360	21,342	92,682	79,668
Amortization of definite-lived intangibles	4,517	4,613	4,315	17,311	13,678
Restructuring charges	--	(60)	--	--	389
Impairment of goodwill	15,184	--	--	15,184	--
Impairment of long-lived assets	--	--	--	48,125	766
Total operating expenses	53,746	37,373	34,325	210,193	128,846

Operating income	17,632	52,630	36,349	91,120	125,559

Interest expense	(6,795)	(6,373)	(6,734)	(26,504)	(22,255)
Interest income	159	145	139	661	505
Other, net	2,692	2,446	1,214	7,955	4,828

Income before income taxes	13,688	48,848	30,968	73,232	108,637
Income tax provision	(4,122)	(12,319)	(4,921)	(28,799)	(28,738)

Net income	9,566	36,529	26,047	44,433	79,899

Net income attributable to noncontrolling interest	(1,190)	(3,503)	(1,569)	(5,359)	(8,368)
Net income attributable to stockholders	$ 8,376	$ 33,026	$ 24,478	$ 39,074	$ 71,531

Earnings per share attributable to stockholders:
Basic	$ 0.10	$ 0.41	$ 0.30	$ 0.48	$ 1.02
Diluted	$ 0.10	$ 0.41	$ 0.30	$ 0.48	$ 1.01

Weighted average common shares:
Basic	81,336	80,139	81,332	81,176	70,220
Diluted	81,988	80,962	81,934	81,944	70,819

SELECTED BALANCE SHEET DATA
	December 31, 2011	December 31, 2010
Cash and cash equivalents	$ 196,052	$ 216,078
Accounts and notes receivable, net	316,568	287,703
Inventories	129,430	135,385
Total current assets	671,534	676,499
Property, plant and equipment, net	766,800	740,630
Other non-current assets	307,941	344,823
Total assets	$ 1,746,275	$ 1,761,952

Short-term debt, including current portion long-term debt	$ 120,882	$ 67,123
Accounts payable	185,906	204,974
Total current liabilities	437,140	418,200
Debt, net of discount	368,518	458,278
Total long-term liabilities	389,259	510,894
Noncontrolling interest	113,753	104,603
Total stockholders' equity	919,876	832,858
Total liabilities and stockholders' equity	$ 1,746,275	$ 1,761,952

SUPPLEMENTAL DATA
	Fourth Quarter		Third Quarter	Full Year
	2011	2010	2011	2011	2010
Gross margin	19.7%	24.1%	19.7%	21.1%	21.6%
Adjusted EBITDA margin	16.6	20.5	16.5	17.5	16.5
Operating margin	4.9	14.1	10.1	6.4	10.6

End Market Breakdown:
	Fourth Quarter		Third Quarter
	2011	2010	2011

Aerospace/Defense	15%	16%	16%
Cellular Phone	14	12	10
Computing/Storage/Peripherals	20	22	21
Medical/Industrial/Instrumentation	8	8	7
Networking/Communications	33	37	38
Other	10	5	8

Stock-based Compensation:
	Fourth Quarter		Third Quarter
	2011	2010	2011
Amount included in:
Cost of goods sold	$ 251	$ 308	$ 219
Selling and marketing	106	107	100
General and administrative	1,786	1,838	1,735
Total stock-based compensation expense	$ 2,143	$ 2,253	$ 2,054

Operating Segment Data:
	Fourth Quarter		Third Quarter
Net sales:	2011	2010	2011
Asia Pacific	$ 218,448	$ 220,212	$ 222,284
North America	144,079	156,421	137,355
Total sales	362,527	376,633	359,639
Inter-segment sales	(1,067)	(3,242)	(1,378)
Total net sales	$ 361,460	$ 373,391	$ 358,261

Operating segment income:
Asia Pacific	$ 20,094	$ 38,257	$ 27,855
North America	2,055	18,986	12,809
Total operating segment income	22,149	57,243	40,664
Amortization of definite-lived intangibles	(4,517)	(4,613)	(4,315)
Total operating income	17,632	52,630	36,349
Total other expense	(3,944)	(3,782)	(5,381)
Income before income taxes	$ 13,688	$ 48,848	$ 30,968

RECONCILIATIONS[1]
	Fourth Quarter		Third Quarter	Full Year
	2011	2010	2011	2011	2010
Adjusted EBITDA reconciliation[2]:
Net income	$ 9,566	$ 36,529	$ 26,047	$ 44,433	$ 79,899
Add back items:
Income tax provision	4,122	12,319	4,921	28,799	28,738
Interest expense	6,795	6,373	6,734	26,504	22,255
Amortization of definite-lived intangibles	4,546	4,643	4,343	17,427	13,795
Depreciation expense	19,946	16,634	17,231	69,698	48,747
EBITDA	$ 44,975	$ 76,498	$ 59,276	$ 186,861	$ 193,434

Add back: Asset impairments	15,184	--	--	63,309	766
Adjusted EBITDA	$ 60,159	$ 76,498	$ 59,276	$ 250,170	$ 194,200

GAAP EPS excluding impairments reconciliation[3]:
GAAP net income attributable to stockholders	$ 8,376	$ 33,026	$ 24,478	$ 39,074	$ 71,531
Add back items:
Asset impairments	15,184	--	--	63,309	766
Income tax effects	(2,592)	--	--	(3,298)	(203)
GAAP net income, excluding impairments, attributable to stockholders	$ 20,968	$ 33,026	$ 24,478	$ 99,085	$ 72,094

GAAP earnings per diluted share, excluding impairments, attributable to stockholders	$ 0.26	$ 0.41	$ 0.30	$ 1.21	$ 1.02

Non-GAAP EPS reconciliation[4]:
GAAP net income attributable to stockholders	$ 8,376	$ 33,026	$ 24,478	$ 39,074	$ 71,531
Add back items:
Amortization of definite-lived intangibles	4,546	4,643	4,343	17,427	13,795
Stock-based compensation	2,143	2,253	2,054	8,075	6,913
Non-cash interest expense	1,947	2,189	1,909	8,163	7,744
Impairments, restructuring and other charges	15,184	(54)	--	63,309	17,749
Income tax effects	(4,527)	(2,391)	(1,826)	(11,240)	(12,222)
Non-GAAP net income attributable to stockholders	$ 27,669	$ 39,666	$ 30,958	$ 124,808	$ 105,510

Non-GAAP earnings per diluted share attributable to stockholders	$ 0.34	$ 0.49	$ 0.38	$ 1.52	$ 1.49

[1] This information provides a reconciliation of EBITDA, adjusted EBITDA, GAAP net income (excluding impairments) attributable to stockholders, GAAP EPS (excluding impairments) attributable to stockholders, non-GAAP net income attributable to stockholders and non-GAAP EPS attributable to stockholders to the financial information in our consolidated statements of operations.

[2] Adjusted EBITDA is defined as earnings before interest expense, income taxes, depreciation, amortization and asset impairments. We present adjusted EBITDA to enhance the understanding of our operating results, and it is a key measure we use to evaluate our operations. In addition, we provide our adjusted EBITDA because we believe that investors and securities analysts will find adjusted EBITDA to be a useful measure for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements. However, adjusted EBITDA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with accounting principles generally accepted in the United States of America.

[3] This information provides GAAP net income attribututable to stockholders and GAAP EPS attributable to stockholders excluding asset impairments and related income tax effects.

[4] This information provides non-GAAP net income attributable to stockholders and non-GAAP EPS attributable to stockholders, which are non-GAAP financial measures.
Management believes that both measures --- which add back amortization of intangibles, stock-based compensation expense, non-cash interest expense on debt (before consideration of capitalized interest), asset impairments, restructuring and other charges as well as the associated tax impact of these charges --- provide additional useful information to investors regarding the Company's ongoing financial condition and results of operations.
CONTACT: Steve Richards, CFO
         714-327-3000